                                                                   EXHIBIT 11.1

                             MASTER GRAPHICS, INC.

          COMPUTATION OF NET EARNINGS (LOSS) PER COMMON SHARE (1)(2)
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          YEAR ENDED
                               YEAR      SIX MONTHS    DECEMBER 31, 1997
                               ENDED       ENDED     ------------------------
                             JUNE 30,   DECEMBER 31,              PRO FORMA,
                               1997         1997     PRO FORMA    AS ADJUSTED
                             ---------  ------------ ---------    -----------
Net earnings (loss)......... $  (1,273)  $  (3,819)  $  (5,482)    $     893
Less preferred stock
 dividends..................       --          --          114           114
                             ---------   ---------   ---------     ---------
 Net earnings (loss)
  applicable to common
  shares.................... $  (1,273)  $  (3,819)  $  (5,596)    $     779
                             =========   =========   =========     =========
Basic:
 Weighed average common
  shares outstanding........ 4,000,000   4,000,000   4,000,000(2)  7,666,664(3)
                             =========   =========   =========     =========
  Basic earnings (loss) per
   share.................... $   (0.32)  $   (0.95)  $   (1.40)    $    0.10
                             =========   =========   =========     =========
Diluted:
 Weighted average common
  shares outstanding........ 4,000,000   4,000,000   4,000,000     7,666,664
 Assumed conversion of
  preferred stock...........       --          --      177,776       177,776
 Assumed exercise of
  warrants..................       --      355,552     183,333       183,333
 Assumed exercise of the
  stock option clause in the
  deferred compensation
  agreements................       --          --          --         83,333
                             ---------   ---------   ---------     ---------
                             4,000,000   4,355,552   4,361,109(2)  8,111,106(2)
                             =========   =========   =========     =========
  Diluted earnings (loss)
   per share(4)............. $   (0.32)  $   (0.88)  $   (1.27)    $    0.11
                             =========   =========   =========     =========

--------
Notes:
(1) Computation of net earnings (loss) per common share for the fiscal years 1993 through 1996 is not shown as the Company's capital structure during those periods consisted solely of 4,000,000 (as adjusted) shares of common stock and there were no potential equity instruments issued.
(2) Shares are adjusted to reflect an anticipated 40,000 to 1 stock split.
(3) Includes shares issued in connection with the Offering (3,400,000 shares) and shares issued upon exercise of a warrant (266,664 shares).
(4) Diluted earnings (loss) per share is set forth herein in accordance with
    Item 601 of Regulation S-K. The resulting historical diluted earnings
    (loss) per share were anti-dilutive and, therefore, are not disclosed in the statement of operations. Earnings (loss) per share on a pro forma basis is anti-dilutive due to the preferred stock conversions and the warrant exercise, and, therefore has not been assumed in the unaudited pro forma condensed consolidated statement of operations (pro forma column). Earnings per share on a pro forma as adjusted basis is anti-dilutive due to the preferred stock conversion, and, therefore, that conversion is not assumed in the unaudited pro forma condensed consolidated statement of operations (as adjusted column).